Exhibit 99.3
------------

Intermagnetics General Corporation
----------------------------------

Michael K. Burke:  Call Notes
-----------------------------
May 15, 2003


Good morning everyone.


Opening: Reaffirm Q4 2003
As announced in our earlier press release, with our 2003 fiscal year end of May 25th being just about a week away from closing, we are today reaffirming that our earnings expectation is anticipated to be about $0.25 to $0.26 per diluted share for the fourth quarter of the current fiscal year. We expect to achieve this result because we successfully controlled spending while maintaining appropriate reinvestment into our core product development efforts and continuing business development activities. It's founded off a base gross margin, as a percentage of sales, of about 40% for the quarter. In addition, for the quarter we anticipate generating net operating cash flow of better than $20 million, which is expected to bring year-end cash balances to greater than $85 million. As a result of this expected fourth quarter performance, we anticipate achieving a return on net operating assets approaching our long-term goal of 50% and continued working capital efficiencies, as measured by sales, of less than 15%.

Background: Contract/Philips Relationship
As you all know from our various filings in the past, Intermagnetics has a long-term supply contract to provide all of Philips Medical Systems superconducting-based actively shielded magnet requirements for their MRI systems on an exclusive basis. As evidenced by this contract our strategic relationship has expanded and strengthened and will continue to do so along with the introduction of new MRI procedures and applications as Intermagnetics has the exclusive right to develop superconducting magnets for any new Philips' MRI offering during the term of this contract.


Benefits: Long-term relationship reaffirmed
There are many benefits for Intermagnetics in this new contract. Firstly, the initial contract term is now 7-years versus the previous term of 5-years. In addition, after the first two years of the 7-year contract it will automatically continue to renew each year for five years subject to its detailed terms and conditions. In effect a perpetual rolling five year contract.


Intermagnetics will now begin assuming the supply requirements of the Marconi line associated with Philips acquisition of that business back in the year 2001. This represents incremental volume for Intermagnetics that we expect to commence during our upcoming fiscal year 2004; which begins this June. The phase-in of this volume will begin to ramp up through Fiscal Year 2005 and we expect to see full production during Fiscal Year 2006. By that year, we are projecting that the potential incremental volume benefiting Intermagnetics could reach $20 million on an annual basis.

And finally, we have agreed to collaborate on a wide range of development activities, possibly evolving into other products or service areas that would be of further incremental benefit to Intermagnetics.

Impact: Revenue, working capital impact, 1st quarter v. 4th quarter, GAAP effect.
As a result of Intermagnetics' agreement to provide rapid response delivery to its customers and the resulting increased reliance upon Intermagnetics' balance sheet to support the program, over the upcoming first quarter of our fiscal 2004, Philips will first utilize existing magnet inventory they currently have on-hand. As a result, revenue associated with magnet sales to Philips will temporarily decline and we anticipate will result in minimal earnings for Intermagnetics for the first quarter of fiscal 2004.


However, we then expect revenue and associated earnings for Intermagnetics will increase over the remainder of the fiscal year, with anticipated acceleration in the second-half of the year.


To put the upcoming year into context, this transition to expanded supply chain management by Intermagnetics and its associated resetting of production flow logistics will have an impact of about a $12.0 million to $15.0 million reduction to our first quarter revenue. Therefore, Intermagnetics earnings in the first quarter may be just above breakeven. We then expect earnings over the balance of the fiscal year to return to more recent historical levels. Furthermore, with the planned incremental volumes discussed before, we expect to achieve significant growth during the second-half of the fiscal year 2004.

We therefore set the stage for year-on-year performance that remains consistent with our long-term growth objectives. In the context of Reg-G and the rigors all public companies must mange themselves to, on this conference call I am going to speak to GAAP results as it pertains to our upcoming Fiscal Year 2004 performance. Now, as you may recall, during the second quarter of our fiscal year 2003 we had one-time charges associated with the disposition of certain securities that were held for sale, which was partially offset by a favorable settlement of a long-standing trade litigation, which when combined resulted in a net charge to GAAP earnings in that second quarter of about $0.06 per diluted share.


Therefore, as we look to the fiscal year 2004, we anticipate our reported revenue to be slightly improved over Fiscal Year 2003 with the resulting GAAP reported earnings in fiscal 2004 expected to increase within our target range of 10 to 15 percent over the prior year GAAP performance.


As a result of our proven historical ability to aggressively manage our working capital, on an annualized basis for Fiscal Year 2004 we anticipate continued achievement of our long-term objectives of 15% working capital efficiencies; as measured by working capital to sales. And given our cost effective inventory management capabilities, we anticipate inventory balances by year end to remain consistent with our annualized increase in revenue. In addition, we anticipate continued achievement of a high Return on Net Operating Assets, near our long-term target of 50%; as measured by NOP to NOA. And finally, we expect to continue to generate positive net operating cash flow for the year, with continuing positive trends over our expected fiscal year 2003 cash flow performance.

Conclusion: Long-term benefits.
In conclusion, despite the reduced first quarter performance, we do anticipate growth in revenue for fiscal 2004, with increased earnings over the prior year to be within our long-term target objective of between 10% to 15% as measured on a GAAP basis.


That concludes my prepared remarks.


[End]